UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                                WMC Resources Ltd
                                (Name of Issuer)

                                 Ordinary Shares
                         (Title of Class of Securities)

                                   Q9737U106
                                 (CUSIP Number)

                                 Louise Guarneri
                           Credit Suisse First Boston
                              Eleven Madison Avenue
                            New York, New York 10010
                                 (212) 325-2000
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                February 28, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Q9737U106                   13D


   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Credit Suisse First Boston, on behalf of the Credit Suisse First Boston business unit

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
        (b) [X]

   3    SEC USE ONLY

   4    SOURCE OF FUNDS*

        WC

   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [X]

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland

                           7    SOLE VOTING POWER

                                See Item 5.

    NUMBER OF SHARES       8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See Item 5.
     EACH REPORTING
         PERSON            9    SOLE DISPOSITIVE POWER
          WITH
                                See Item 5.

                           10   SHARED DISPOSITIVE POWER

                                See Item 5.

   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5.

   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        See Item 5.

   14   TYPE OF REPORTING PERSON*

        BK, HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           Security and Issuer.

         This Statement on Schedule 13D (this "Statement") relates to the Ordinary Shares (the "Shares") of WMC Resources Ltd, incorporated under the laws of the Commonwealth of Australia (the "Company"). The principal executive offices of the Company are located at Level 16, IBM Centre, 60 City Road, Southbank, Victoria 3006, Australia.

Item 2.           Identity and Background.

         In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. The address of CSFBI's principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

         CSFBI owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. CSFB-USA is the sole member of Credit Suisse First Boston LLC ("CSFB LLC"), a Delaware limited liability company and a registered broker-dealer that effects trades in many companies, including the Company. CSFB LLC is the successor company of Credit Suisse First Boston Corporation ("CSFBC"), and all references hereinafter to CSFBC shall be deemed to refer to CSFB LLC. The address of the principal business and office of each of CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns all the voting stock of Credit Suisse First Boston (International) Holding AG ("CSFBH"), a Swiss company. CSFBH acts as a holding company for certain subsidiaries of Credit Suisse First Boston in Europe, and since December 1996, in the Pacific region. The address of the principal business and office of CSFBH is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.

         CSFBH owns all of the voting equity of Credit Suisse First Boston (UK) Investments ("CSFB-UKI"), a UK limited liability company that acts as an investment holding company for the UK interests of CSFB. The address of the principal business and office of CSFB-UKI is One Cabot Square, London, UK, E14 4QJ.

         Credit Suisse First Boston International ("CSFB-Int") is a UK bank that structures and trades over-the-counter derivative products linked to interest rates, equities, foreign exchange and credit. The address of the principal business and office of CSFB-Int is One Cabot Square, London, UK, E14 4QJ. The Bank owns a majority of CSFB-Int's voting equity. CSG and CSFBH own the remaining voting equity. CSFB-UKI owns a majority of CSFB-Int's non-voting equity. The Bank and CSG own the remaining non-voting equity. The address of CSFB-Int's principal business and office is One Cabot Square, London, UK, E14 4QJ.

         Credit Suisse First Boston International (Guernsey) Limited ("CSFBIGL") is a holding company incorporated under the laws of Guernsey. The address of the principal business and office of CSFBIGL is Helvetia Court, Les Echelons, South Esplanade, St Peter Port, Guernsey GY1 6LU. CSFBH beneficially owns all the voting equity in CSFBIGL. CSG, acting through the Guernsey Branch, holds all the non-voting equity.

         Credit Suisse First Boston (Hong Kong) Ltd ("CSFB-HK") is a company incorporated under the laws of Hong Kong and a licensed corporation under the Hong Kong Securities and Futures Ordinance. CSFB-HK engages in the sales and trading of securities and sales of financial products, and provides debt and equity financing services. The address CSFB-HK's principal business and office is 45 & 46/F, Two Exchange Square, 8 Connaught Place, Hong Kong, People's Republic of China. CSFBH owns a majority of CSFB-HK's voting equity. CSFBIGL owns the remaining voting equity.

         Credit Suisse First Boston Australia (Holdings) Limited ("CSFBAHL") is a holding company incorporated under the laws of the Commonwealth of Australia. The address of the principal business and office of CSFBAHL is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia. CSFBH owns all the voting equity in CSFBAHL.

         Ramify Pty Limited ("Ramify") is a holding company incorporated under the laws of the Commonwealth of Australia. The address of the principal business and office of Ramify is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia. The Bank owns all the voting equity of Ramify.

         Credit Suisse First Boston Australia Equities Group Limited ("CSFBAEGL") is a holding company incorporated under the laws of the Commonwealth of Australia. The address of the principal business and office of CSFBAEGL is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia. The Bank owns 42.2% of the voting equity of CSFBAEGL. CSFBAHL and Ramify own the remaining voting equity of CSFBAEGL.

         Credit Suisse First Boston Australia Equities Limited ("CSFBAEL") is a company incorporated under the laws of the Commonwealth of Australia. CSFBAEL holds an Australian Financial Services License issued by the Australian Securities and Investments Commission (the "ASIC") and is a broker and a Participating Organization of the Australian Stock Exchange. The address of CSFBAEL's principal business and office is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia. CSFBAEGL owns all of the voting equity of CSFBAEL.

         CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own the Shares of the Company to which this Statement relates, and such Shares are not reported in this Statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.

         The name, business address, citizenship, present principal occupation or employment, and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or director of the Reporting Person, the Bank, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFB-Int, CSFBIGL, CSFB-HK, CSFBAHL, Ramify, CSFBAEGL and CSFBAEL are set forth on Schedules A-1 through A-14 attached hereto, each of which is incorporated by reference herein.

         Except as otherwise provided herein, during the past five years none of the Reporting Person, the Bank, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFB-Int, CSFBIGL, CSFB-HK, CSFBAHL, Ramify, CSFBAEGL or CSFBAEL nor, to the best knowledge of the Reporting Person, any of the other persons listed on Schedules A-1 through A-14 attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         On January 22, 2002, CSFBC, without admitting or denying any alleged violation, entered into coordinated settlements with NASD Regulation, Inc. ("NASDR") and the Securities and Exchange Commission ("SEC") resolving all outstanding investigations of CSFBC into the allocation of shares in initial public offerings ("IPOs"). CSFB-USA was then the sole stockholder of CSFBC.

         CSFBC consented to these settlements without admitting or denying any of the allegations made in the SEC's Complaint or the Letter of Acceptance, Waiver and Consent ("AWC") filed with the NASDR. The SEC and NASDR alleged that, between April 1999 and June 2000, certain CSFBC employees allocated many shares in IPOs to over 100 customers with whom they had improper profit-sharing arrangements. The NASDR and SEC alleged that certain employees allocated "hot" IPO shares to certain customers who paid the Firm a portion of the profits (between 33 and 65 percent) that they made when they sold their IPO stock, by paying inflated brokerage commissions on transactions unrelated to the IPO shares.

         Under the terms of the coordinated settlement:

         o CSFBC paid a total of $100 million. This amount included $30 million in fines and civil penalties divided evenly between the SEC and NASDR, and a total of $70 million in disgorgement, $35 million of which was paid to the U.S. Treasury and $35 million of which was paid to the NASDR, representing the monies obtained as a result of the conduct described by the SEC and NASDR. The SEC determined in this case that it was appropriate and in the public interest to pay funds to the U.S. Treasury rather than to any third parties.
         o CSFBC has adopted and implemented revised policies and procedures for allocating IPOs in its broker-dealer operations. The SEC and NASD have reviewed these policies and procedures. These included the establishment of an IPO Allocation Review Committee, a process for the pre-qualification of accounts before they are eligible to receive IPO allocations and enhanced supervisory procedures, which includes the review of commissions paid by certain accounts receiving allocations around the time of the IPO. CSFBC also agreed to retain an independent consultant to review the implementation of these policies and procedures one year from the date of the settlement.

         In the NASDR settlement, CSFBC, without admitting or denying any findings, consented to a censure and findings that it violated NASD Rules 2110, 2330, 2710, 3010 and 3110. These Rules (a) require broker-dealers to adhere to just and equitable principles of trade, (b) prohibit broker-dealers from sharing in the profits of client accounts except as specifically provided, (c) require a managing underwriter to file certain information that may have a bearing on the NASDR's review of underwriting arrangements, (d) require members to establish, maintain and enforce a reasonable supervisory system, and (e) require broker-dealers to maintain certain books and records.

         The NASDR AWC also found violations of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEC Rule 17a-3, thereunder, which are incorporated by NASD Rule 3110 and similarly impose certain record keeping requirements on CSFBC as a broker-dealer. In the SEC settlement, CSFBC, without admitting or denying the allegations of the Complaint, consented to entry by the District Court for the District of Columbia of a final judgment that: (1) permanently enjoined CSFBC, directly or indirectly, from violations of NASD Conduct Rules 2110 and 2330 and Section 17(a)(1) of the Exchange Act and SEC Rule 17a-3; and (2) ordered CSFBC to comply with certain undertakings.

         Neither the SEC nor NASDR made any allegations or findings of fraudulent conduct by CSFBC. Further, neither the SEC nor NASDR alleged that any IPO prospectus was rendered false or misleading by CSFBC's conduct or that this conduct affected either the offering price of an IPO or the price at which any IPO stock traded in the aftermarket.

         On August 13, 2002, Mr. John A. Ehinger, an executive officer of CSFB-USA and board member of CSFB LLC, without admitting or denying any alleged violation, entered into a settlement with the NASD resolving outstanding investigations of Mr. Ehinger into his alleged failure to supervise with a view toward preventing CSFBC's violations of NASD Rules 2110, 2330, 2710 and 3110, and Section 17(a) of the Exchange Act and SEC Rule 17a-3 thereunder. Under the terms of the settlement, Mr. Ehinger agreed to (1) the payment of a fine of $200,000, (2) a suspension from associating with a member firm in any and all capacities for 30 calendar days, and (3) a suspension from acting in any supervisory capacity for 30 additional calendar days, such supervisory suspension beginning after the suspension in all capacities had been served.

         On October 31, 2003, the U.S. District Court for the Southern District of New York (the "SDNY") approved the global settlement among a number of Wall Street firms, including CSFB LLC, and a coalition of state and federal regulators and self-regulatory organizations (the "Global Settlement"). CSFB LLC, without admitting or denying any alleged violation, consented to the Global Settlement and thereby resolved a Securities and Exchange Commission's ("SEC") complaint filed on April 28, 2003, in the SDNY. In this complaint, the SEC alleged that, from July 1998 to December 2001, CSFB LLC engaged in acts and practices that created or maintained inappropriate influence over research analysts, thereby imposing conflicts of interest on research analysts that CSFB LLC failed to manage in an adequate or appropriate manner. The SEC's complaint also alleged that CSFB LLC engaged in inappropriate "spinning" of "hot" IPO allocations in violation of New York Stock Exchange ("NYSE") and NASD Inc. ("NASD") rules requiring adherence to high business standards and just and equitable principles of trade, and that CSFB LLC's books and records relating to certain transactions violated the broker-dealer record-keeping provisions of
Section 17(a) of the Securities Exchange Act of 1934, NYSE Rules 401, 440 and 476(a)(6) and NASD Rules 2110 and 3110.

          Under the terms of the Global Settlement:

         o CSFB LLC agreed to pay the following amounts: $75 million as a penalty, $75 million as disgorgement of commissions and other monies for restitution for investors, and $50 million to be used to fund independent research. This $50 million to fund independent research is payable over a five year period.

         o CSFB LLC is required, among other things, to: (i) separate its research and investment banking departments and make independent research available to investors, (ii) prohibit its analysts from receiving compensation for investment banking activities and prohibit analysts' involvement in investment banking "pitches" and "roadshows," (iii) contract, for a five-year period, with no fewer than three independent research firms that will make available independent research to CSFB's customers, and (iv) make its analysts' historical price targets (among other things) publicly available.

        o CSFB LLC is permanently restrained and enjoined from violating Sections 15(c) and 17(a) of the Exchange Act, Exchange Act Rules 15c1-2 and 17a-3, NASD Rules 2110, 2210, 3010, and 3110, and
            NYSE Rules 342, 401, 440, 472, and 476. Other Wall Street firms were subject to similar requirements.

Item 3.           Source and Amount of Funds.

         The aggregate consideration (exclusive of commissions) paid by the Bank, CSFBAEL, CSFB-HK and CSFB-Int for the acquisitions of the Company's Shares was AUD 403,508,950, consisting of AUD 95,826,358 paid by the Bank, AUD 307,160,101 paid by CSFBAEL, AUD 522,475 paid by CSFB-HK and AUD 16 paid by CSFB-Int. The aggregate consideration (exclusive of commissions) paid by the Bank for the acquisitions of the Company's listed options was AUD 638,858. The aggregate consideration (exclusive of commissions) paid by CSFB LLC for the acquisitions of the Company's American Depositary Receipts (the "ADRs"), evidenced by American Depositary Shares, was $ 648,083.

         The funds used by the Bank, CSFB LLC, CSFBAEL, CSFB-HK and CSFB-Int to make these acquisitions came from working capital.

Item 4.           Purpose of the Transaction.

         The Bank acquired 14,954,140 Shares and 3,905 listed options that may be converted into 3,905,000 Shares as part of proprietary strategies. CSFB LLC acquired 27,300 ADRs that maybe converted into 109,200 Shares as part of statistical arbitrage strategies. CSFBAEL acquired 30,976,764 Shares as part of hedging strategies and 9,530,187 Shares as part of risk arbitrage strategies. CSFB-HK acquired 72,204 Shares as part of index arbitrage strategies. CSFB-Int acquired 4 Shares for client facilitation purposes.

         Each of the Bank, CSFB LLC, CSFBAEL, CSFB-HK and CSFB-Int intends to optimize the value of its investments and, therefore, will review from time to time the Company's business affairs and financial position. Based on such evaluation and review, as well as general economic and industry conditions existing at the time, each of the Bank, CSFB LLC, CSFBAEL, CSFB-HK and CSFB-Int may consider from time to time various alternative courses of action. Such actions may include the acquisition of additional Shares or other securities through open market purchases, privately negotiated transactions, a tender offer, an exchange offer or otherwise. Alternatively, such actions may involve the sale of all or a portion of the Shares or other securities in the open market, in privately negotiated transactions, through a public offering or otherwise.

         Except as set forth herein, each of the Bank, CSFB LLC, CSFBAEL, CSFB-HK and CSFB-Int has no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D.

Item 5.           Interest in Securities of the Issuer.

         (a) As of February 28, 2005, the Reporting Person may be deemed to beneficially own an aggregate of 59,547,499 Shares, consisting of 18,859,140 Shares beneficially owned by the Bank, 109,200 Shares beneficially owned by CSFB LLC, 40,506,951 Shares beneficially owned by CSFBAEL, 72,204 Shares beneficially owned by CSFB-HK and 4 Shares beneficially owned by CSFB-Int.

         Accordingly, the Reporting Person may be deemed to beneficially own 5.1% of the outstanding Shares.

         Andrew John Norman, Director of CSFBAEGL and Managing Director of CSFBAEL, beneficially owns 9,100 Shares.

         To the best knowledge of the Reporting Person, and except as described herein, neither the Reporting Person, the Bank, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFB-Int, CSFBIGL, CSFB-HK, CSFBAHL, Ramify, CSFBAEGL or CSFBAEL nor, to the best knowledge of the Reporting Person, any other persons listed on Schedules A-1 through A-14 attached hereto, beneficially owns any additional Shares.

          (b) With respect to any rights or powers to vote, or to direct the vote of, or to dispose of, or direct the disposition of, the Shares referenced in paragraph 5(a), there is shared power to vote, or to direct the vote of, and to dispose of, or to direct the disposition of, such Shares among the Reporting Person, the Bank, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFB-Int, CSFBIGL, CSFB-HK, CSFBAHL, Ramify, CSFBAEGL and CSFBAEL.

         (c) Schedule B, which is incorporated herein by reference, sets forth the transactions in the Shares effected by the Reporting Person and its subsidiaries during the period beginning December 31, 2005 and ending February 28, 2005, inclusive.

         (d) No other person is known by the Reporting Person to have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares beneficially owned by the Reporting Person, the Bank, CSFBI, CSFB-USA, CSFB LLC, CSFBH, CSFB-UKI, CSFB-Int, CSFBIGL, CSFB-HK, CSFBAHL, Ramify, CSFBAEGL or CSFBAEL.

         (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         CSFBAEL and CSFB LLC have entered into a total return equity swap arrangement (with Credit Suisse First Boston (Europe) Ltd as an intermediary counterparty), with an effective date of February 25, 2005 and a scheduled termination date of February 27, 2006, in respect of 7,500,000 Shares with an equity notional amount of AUD 58,125,000. Under this arrangement, CSFB LLC has effectively agreed to make monthly floating-rate interest payments, ultimately paid to CSFBAEL, in exchange for the right to receive an equity payment in an amount equal to the total return on the notional value of 7,500,000 Shares as of February 22, 2006 including any dividends paid during the term of the arrangement

Item 7.           Materials to Be Filed as Exhibits.

         Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Dated: March 10, 2005

                                   CREDIT SUISSE FIRST BOSTON, on behalf of
                                    the CREDIT SUISSE FIRST BOSTON BUSINESS UNIT

                                    By:  /s/ Louise  Guarneri
                                        -----------------------------------
                                        Name:  Louise Guarneri
                                        Title: Director

                                  SCHEDULE A-1

                   EXECUTIVE OFFICERS OF THE REPORTING PERSON

The following sets forth the name, business address, present principal occupation and citizenship of each executive officer of the Reporting Person. The business address of the Reporting Person is Eleven Madison Avenue, New York, New York 10010.


Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Brady W. Dougan              Eleven Madison Avenue     Chief Executive Officer of CSFB     United
                             New York, NY 10010 USA                                        States

Paul Calello                 Eleven Madison Avenue     Chairman and Chief Executive        United
                             New York, NY 10010 USA    Officer of the Asia-Pacific Region  States

John A. Ehinger              Eleven Madison Avenue     Co-Head of Equity Division          United
                             New York, NY 10010 USA                                        States

Brian Finn                   Eleven Madison Avenue     President                           United
                             New York, NY 10010 USA                                        States

Marc D. Granetz              Eleven Madison Avenue     Co-Head of the Global Corporate     United
                             New York, NY 10010 USA    and Investment Banking Division     States

John Harrison                Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

James P. Healy               Eleven Madison Avenue     Co-Head of the Fixed Income         United
                             New York, NY 10010 USA    Division                            States

Michael E. Kenneally         Eleven Madison Avenue     Chairman and Global Chief           United
                             New York, NY 10010 USA    Executive Officer of Credit         States
                                                       Suisse Asset Management

James E. Kreitman            One Cabot Square          Co-Head of the Equity Division      United
                             London E14 4QJ,                                               States
                             Great Britain

Gary G. Lynch                Eleven Madison Avenue     Executive Vice Chairman and         United
                             New York, NY 10010 USA    Global General Counsel              States

Neil Moskowitz               Eleven Madison Avenue     Chief Financial Officer             United
                             New York, NY 10010 USA                                        States

Eileen K. Murray             Eleven Madison Avenue     Head of Global Technology,          United
                             New York, NY 10010 USA    Operations and Product Control      States

Adebayo O. Ogunlesi          Eleven Madison Avenue     Executive Vice Chairman and Chief   Nigeria
                             New York, NY 10010 USA    Client Officer

Joanne Pace                  Eleven Madison Avenue     Global Head of Human Resources      United
                             New York, NY 10010 USA                                        States

Michael Philipp              One Cabot Square          Chairman and Chief Executive        United
                             London E14 4QJ            Officer of Credit Suisse First      States
                             Great Britain             Boston Europe, Middle East and
                                                       Africa

Richard Edward Thornburgh    Eleven Madison Avenue     Executive Vice Chairman of          United
                             New York, NY 10010 USA    Executive Board                     States

Eric M. Varvel               Eleven Madison Avenue     Co-Head of the Global Corporate     United
                             New York, NY 10010 USA    and Investment Banking Division     States


                                  SCHEDULE A-2

         EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston. The business address of Credit Suisse First Boston is Credit Suisse Group, Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.



Name                         Business Address          Title                            Citizenship
--------------------------   -----------------------   ------------------------------   --------------
Walter Bruno Kieholz         Paradeplatz 8              Chairman                        Switzerland
                             CH-8070 Zurich
                             Switzerland

Peter Braeck-Letmathe        Paradeplatz 8              Vice Chairman                   Austria
                             CH-8070 Zurich
                             Switzerland

Hans-Ulrich Doerig           Paradeplatz 8              Vice Chairman                   Switzerland
                             CH-8070 Zurich
                             Switzerland

Thomas Walter Bechtler       Paradeplatz 8              Director                        Switzerland
                             CH-8070 Zurich
                             Switzerland

Robert Herman Benmosche      Paradeplatz 8              Director                        United States
                             CH-8070 Zurich
                             Switzerland


Noreen Doyle                 Paradeplatz 8              Director                        United States
                             CH-8070 Zurich                                             and Ireland
                             Switzerland

Aziz Syriani                 Paradeplatz 8              Director                        Canada
                             CH-8070 Zurich
                             Switzerland

David Werner Syz             Paradeplatz 8              Director                        Switzerland
                             CH-8070 Zurich
                             Switzerland

Ernst Tanner                 Paradeplatz 8              Director                        Switzerland
                             CH-8070 Zurich
                             Switzerland

Peter Weibel                 Paradeplatz 8              Director                        Switzerland
                             CH-8070 Zurich
                             Switzerland

Pierre Schreiber             Paradeplatz 8              Company Secretary               Switzerland
                             CH-8070 Zurich
                             Switzerland

Beatrice Fischer             Paradeplatz 8              Company Secretary               Switzerland
                             CH-8070 Zurich
                             Switzerland

                                  SCHEDULE A-3

      EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON, INC.

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston, Inc. The business address of Credit Suisse First Boston, Inc. is Eleven Madison Avenue, New York, New York 10010.



Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Brian D. Finn                Eleven Madison Avenue     Board Member, President and Chief   United
                             New York, NY 10010 USA    Executive Officer                   States

Neil Moskowitz               Eleven Madison Avenue     Board Member and Managing Director  United
                             New York, NY 10010 USA                                        States

Eileen K. Murray             Eleven Madison Avenue     Board Member and Managing Director  United
                             New York, NY 10010 USA                                        States

Frank J. DeCongelio          Eleven Madison Avenue     Bank Account Officer                United
                             New York, NY 10010 USA                                        States

Brady W. Dougan              Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

D.  Wilson Ervin             Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Gary G. Lynch                Eleven Madison Avenue     Managing Director and General       United
                             New York, NY 10010 USA    Counsel                             States

Robert C. O'Brien            Eleven Madison Avenue     Managing Director and Chief         United
                             New York, NY 10010 USA    Credit Officer                      States

Adebayo O. Ogunlesi          Eleven Madison Avenue     Managing Director                   Nigeria
                             New York, NY 10010 USA

Carlos Onis                  Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Neil Radey                   Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Jeffrey H. Salzman           Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Lewis H. Wirshba             Eleven Madison Avenue     Managing Director and Treasurer     United
                             New York, NY 10010 USA                                        States

Paul C. Wirth                Eleven Madison Avenue     Managing Director, Chief            United
                             New York, NY 10010 USA    Accounting Officer and Controller   States


                                  SCHEDULE A-4

   EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (USA), INC.

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (USA), Inc. The business address of Credit Suisse First Boston (USA), Inc. is Eleven Madison Avenue, New York, New York 10010.



Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Brian D. Finn                Eleven Madison Avenue     President, Chief Executive          United
                             New York, NY 10010 USA    Officer and Board Member            States

Neil Moskowitz               Eleven Madison Avenue     Board Member and Managing Director  United
                             New York, NY 10010 USA                                        States

Eileen K. Murray             Eleven Madison Avenue     Board Member and Managing Director  United
                             New York, NY 10010 USA                                        States

Frank J. DeCongelio          Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Brady W. Dougan              Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

John A. Ehinger              Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

D. Wilson Ervin              Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Andrew B. Federbusch         Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

James P. Healy               Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

James E. Kreitman            One Cabot Square          Managing Director                   United
                             London E14 4QJ                                                States
                             Great Britain

Luther L. Terry, Jr.         Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Gary G. Lynch                Eleven Madison Avenue     Managing Director and General       United
                             New York, NY 10010 USA    Counsel                             States

Robert C. O'Brien            Eleven Madison Avenue     Chief Credit Officer                United
                             New York, NY 10010 USA                                        States

Adebayo O. Ogunlesi          Eleven Madison Avenue     Managing Director                   Nigeria
                             New York, NY 10010 USA

Neil Radey                   Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Jeffrey H. Salzman           Eleven Madison Avenue     Managing Director                   United
                             New York, NY 10010 USA                                        States

Lewis H. Wirshba             Eleven Madison Avenue     Managing Director and Treasurer     United
                             New York, NY 10010 USA                                        States

Paul C. Wirth                Eleven Madison Avenue     Chief Financial and Accounting      United
                             New York, NY 10010 USA    Officer                             States

                                  SCHEDULE A-5

       EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON LLC

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston LLC. The business address of Credit Suisse First Boston LLC is Eleven Madison Avenue, New York, New York 10010.


Name                         Business Address          Title                            Citizenship
--------------------------   -----------------------   ------------------------------   --------------
Brian D. Finn                Eleven Madison Avenue     Board Member, President and      United States
                             New York, NY 10010 USA    Chief Executive Officer


John A. Ehinger              Eleven Madison Avenue     Board Member                     United States
                             New York, NY 10010 USA

James P. Healy               Eleven Madison Avenue     Board Member                     United States
                             New York, NY 10010 USA

Frank J. DeCongelio          Eleven Madison Avenue     Managing Director, Head of       United States
                             New York, NY 10010 USA    Operations and Bank Account
                                                       Officer

Gary G. Lynch                Eleven Madison Avenue     Managing Director and General    United States
                             New York, NY 10010 USA    Counsel

Paul J. O'Keefe              Eleven Madison Avenue     Chief Financial Officer          United States
                             New York, NY 10010 USA

Lewis H. Wirshba             Eleven Madison Avenue     Treasurer                        United States
                             New York, NY 10010 USA

                                  SCHEDULE A-6

                       EXECUTIVE OFFICERS AND DIRECTORS OF
              CREDIT SUISSE FIRST BOSTON (INTERNATIONAL) HOLDING AG

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (International) Holding AG. The business address of Credit Suisse First Boston (International) Holding AG is Bahnhofstrasse 17, P.O. Box 234, CH-6301 Zug, Switzerland.


Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Neil Moskowitz               Eleven Madison Avenue     Chairman and President               United States
                             New York, NY 10010 USA

Marc Adam                    One Cabot Square          Director                             Switzerland
                             London E14 4QJ
                             Great Britain

Marco M. Illy                Bahnhofstrasse 17         Director                             Switzerland
                             P.O. Box 234
                             CH-6301 Zug
                             Switzerland

Fritz Muller                 Nuschelerstrasse 1        Director                             Switzerland
                             CH-8001 Zurich
                             Switzerland

Agnes F. Reicke              Uetlibergstrasse 231      Director                             Switzerland
                             CH-8045 Zurich
                             Switzerland

Friedemann Renz              Uetlibergstrasse 231      Corporate Secretary                  Germany
                             CH-8045 Zurich
                             Switzerland

                                  SCHEDULE A-7

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                   CREDIT SUISSE FIRST BOSTON (UK) INVESTMENTS

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (UK) Investments. The business address of Credit Suisse First Boston (UK) Investments is One Cabot Square, London, UK, E14 4QJ.


Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Nigel Paul Bretton           One Cabot Square          Director                             Great Britain
                             London E14 4QJ
                             Great Britain

Costas P. Michaelides        One Cabot Square          Director                             United States
                             London E14 4QJ
                             Great Britain

Kevin Lester Studd           One Cabot Square          Director                             Great Britain
                             London E14 4QJ
                             Great Britain

Paul E. Hare                 One Cabot Square          Company Secretary                    Great Britain
                             London E14 4QJ
                             Great Britain

                                  SCHEDULE A-8

  EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON INTERNATIONAL

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston International. The business address of Credit Suisse First Boston International is One Cabot Square, London, UK, E14 4QJ.


Name                         Business Address          Title                               Citizenship
--------------------------   -----------------------   ---------------------------------   --------------
Tobias Guldimann             Paradeplatz 8             Non-Executive Director              Switzerland
                             CH-8070 Zurich
                             Switzerland

Christopher Carter           One Cabot Square          Director                            Canada
                             London E14 4QJ
                             Great Britain

James Kreitman               One Cabot Square          Director                            United States
                             London E14 4QJ
                             Great Britain

James H. Leigh-Pemberton     One Cabot Square          Director                            Great Britain
                             London E14 4QJ
                             Great Britain

Costas P. Michaelides        One Cabot Square          Director                            United States
                             London E14 4QJ
                             Great Britain

Richard Edward Thornburgh    Eleven Madison Avenue     Director                            United States
                             New York, NY 10010 USA

Paul E. Hare                 One Cabot Square          Company Secretary                   Great Britain
                             London E14 4QJ
                             Great Britain

Brady W. Dougan              Eleven Madison Avenue     Director                            United States
                             New York, NY 10010 USA


Renato Fassbind              Paradeplatz 8             Director                            Switzerland
                             CH-8070 Zurich
                             Switzerland

Marco Mazzucchelli           17 Columbus Courtyard     Director                            Italy
                             London E14 4DA
                             Great Britain


                                  SCHEDULE A-9

                       EXECUTIVE OFFICERS AND DIRECTORS OF
           CREDIT SUISSE FIRST BOSTON INTERNATIONAL (GUERNSEY) LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston International (Guernsey) Limited. The business address of Credit Suisse First Boston International (Guernsey) Limited is Helvetia Court, Les Echelons, South Esplanade, St Peter Port, Guernsey GY 1 6LU.


Name                         Business Address                  Title                     Citizenship
--------------------------   -----------------------           -----------------------   --------------
Neil Moskowitz               Eleven Madison Avenue             Chairman                  United States
                             New York, NY 10010
                             USA

Peter Bachmann               PO Box 1                          Director                  Switzerland
                             CH-8070 Zurich
                             Switzerland

Albert F. Good               Helvetia Court                    Director                  Great Britain
                             South Esplanade, St Peter Port
                             Guernsey GY 1 6LU

Mark A. Hoyow                Helvetia Court                    Director                  Great Britain
                             South Esplanade, St Peter Port
                             Guernsey GY 1 6LU

John E. Langlois             PO Box 98                         Director                  Great Britain
                             South Esplanade, St Peter Port
                             Guernsey GY 1 4BZ

Anthony L. Le Conte          Helvetia Court                    Director                  Great Britain
                             South Esplanade, St Peter Port
                             Guernsey GY 1 6LU

Nicholas McCall              One Cabot Square                  Director                  Great Britain
                             London E14 4QJ
                             Great Britain

Andrew J. Veron              Helvetia Court                    Director                  Great Britain
                             South Esplanade, St Peter Port
                             Guernsey GY 1 6LU

Lewis Wirshba                Eleven Madison Avenue             Director                  United States
                             New York, NY 10010
                             USA

                                  SCHEDULE A-10

 EXECUTIVE OFFICERS AND DIRECTORS OF CREDIT SUISSE FIRST BOSTON (HONG KONG) LTD

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston (Hong Kong) Ltd. The business address of Credit Suisse First Boston (Hong Kong) Ltd is 45 & 46/F, Two Exchange Square, 8 Connaught Place, Hong Kong, People's Republic of China.


Name                         Business Address                  Title                     Citizenship
--------------------------   -----------------------           -----------------------   --------------
Colin Dennis Banfield        45 & 46/F, Two Exchange Square    Director                  Great Britain
                             8 Connaught Place
                             Hong Kong
                             People's Republic of China

Paul Lawrence Calello        45 & 46/F, Two Exchange Square    Director                  United States
                             8 Connaught Place
                             Hong Kong
                             People's Republic of China

Sung June Hwang              21 & 22/F, Three Exchange         Director                  Korea
                             Square
                             8 Connaught Place
                             Hong Kong
                             People's Republic of China

Todd Christopher Sandoz      21 & 22/F, Three Exchange         Director and Senior       United States
                             Square                            Corporate Officer
                             8 Connaught Place
                             Hong Kong
                             People's Republic of China

Shen Yan                     45 & 46/F, Two Exchange Square    Director                  United States
                             8 Connaught Place
                             Hong Kong
                             People's Republic of China

                                  SCHEDULE A-11

                       EXECUTIVE OFFICERS AND DIRECTORS OF
             CREDIT SUISSE FIRST BOSTON AUSTRALIA (HOLDINGS) LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Australia (Holdings) Limited. The business address of Credit Suisse First Boston Australia (Holdings) Limited is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.



Name                         Business Address                  Title                     Citizenship
--------------------------   -----------------------           -----------------------   --------------
David Dundas Trude           Level 31, Gateway                 Director                  Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Gailie Susan Oliver          Level 31, Gateway                 Director                  Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

David Ramsey Curtis          Level 31, Gateway                 Director                  Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Robert Telford Stewart       Level 31, Gateway                 Director                  Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia


Sarah Patricia Culham        Level 31, Gateway                 Company Secretary         Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

                                  SCHEDULE A-12

                       EXECUTIVE OFFICERS AND DIRECTORS OF
                               RAMIFY PTY LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Ramify Pty Limited. The business address of Ramify Pty Limited is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.


Name                         Business Address          Title                           Citizenship
--------------------------   -----------------------   ----------------------------    --------------
David Dundas Trude           Level 31, Gateway         Director                        Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Gailie Susan Oliver          Level 31, Gateway         Director                        Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Sarah Patricia Culham        Level 31, Gateway         Company Secretary               Australia
                             1 Macquarie Place                                         and Great
                             Sydney NSW 2000                                           Britain
                             Australia

                                  SCHEDULE A-13

                       EXECUTIVE OFFICERS AND DIRECTORS OF
           CREDIT SUISSE FIRST BOSTON AUSTRALIA EQUITIES GROUP LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Australia Equities Group Limited. The business address of Credit Suisse First Boston Australia Equities Group Limited is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.


Name                         Business Address          Title                           Citizenship
--------------------------   -----------------------   ----------------------------    --------------
David Dundas Trude           Level 31, Gateway         Director                        Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Gailie Susan Oliver          Level 31, Gateway         Director                        Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Andrew John Norman           Level 31, Gateway         Director                        Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia
Sarah Patricia Culham        Level 31, Gateway         Company Secretary               Australia
                             1 Macquarie Place                                         and Great
                             Sydney NSW 2000                                           Britain
                             Australia

                                  SCHEDULE A-14

                       EXECUTIVE OFFICERS AND DIRECTORS OF
              CREDIT SUISSE FIRST BOSTON AUSTRALIA EQUITIES LIMITED

The following sets forth the name, business address, present principal occupation and citizenship of each director and executive officer of Credit Suisse First Boston Australia Equities Limited. The business address of Credit Suisse First Boston Australia Equities Limited is Level 31, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.


Name                         Business Address          Title                             Citizenship
--------------------------   -----------------------   ------------------------------    --------------
David Dundas Trude           Level 31, Gateway         Managing Director               Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Andrew John Norman           Level 31, Gateway         Managing Director               Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Gailie Susan Oliver          Level 31, Gateway         Managing Director               Australia
                             1 Macquarie Place
                             Sydney NSW 2000
                             Australia

Sarah Patricia Culham        Level 31, Gateway         Vice President                  Australia and
                             1 Macquarie Place                                         Great Britain
                             Sydney NSW 2000
                             Australia

                                   Schedule B

The following table lists all trades effected by the Reporting Person in the Company's Ordinary Shares, listed options and ADRs.


Trade Date       Entity                               Buy/Sell              Quantity      Price      Security
--------------   ---------------------------------    -------------         ----------    -------    ----------
  Dec 31 2004    Credit Suisse First Boston           Buy (ASX)               20,037        7.2200    Ordinary
                 Australia Equities Limited                                                           Shares

  Dec 31 2004    Credit Suisse First Boston           Sell (ASX)              11,190        7.2200    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 3 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         22.42    ADR

   Jan 4 2005    Credit Suisse First Boston LLC       Sell (NYSE)                500         22.17    ADR

   Jan 4 2005    Credit Suisse First Boston           Sell (ASX)             101,414        7.3077    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 4 2005    Credit Suisse First Boston (Hong     Sell (ASX)              63,954        7.2991    Ordinary
                 Kong) Ltd                                                                            Shares

   Jan 4 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.3050    Ordinary
                                                                                                      Shares

   Jan 4 2005    Credit Suisse First Boston           Sell (ASX)             145,000        7.2710    Ordinary
                                                                                                      Shares

   Jan 4 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.3303    Ordinary
                                                                                                      Shares

   Jan 4 2005    Credit Suisse First Boston           Sell (ASX)              16,675        7.3700    Ordinary
                                                                                                      Shares

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)              12,500         22.11    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)               2,500         22.05    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)              15,000         22.11    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)               2,700         22.11    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         22.11    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 400         22.12    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 400         22.12    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 300         22.12    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 400         22.12    ADR

   Jan 5 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 900         22.15    ADR

   Jan 5 2005    Credit Suisse First Boston           Buy (ASX)                             7.2900    Ordinary
                 Australia Equities Limited                                      398                  Shares

   Jan 5 2005    Credit Suisse First Boston           Sell (ASX)              18,328        7.2854    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 5 2005    Credit Suisse First Boston           Buy (ASX)                             0.3050    Listed
                                                                                 250                  Option

   Jan 5 2005    Credit Suisse First Boston           Buy (ASX)               85,000        7.2712    Ordinary
                                                                                                      Shares

   Jan 5 2005    Credit Suisse First Boston           Buy (ASX)              550,000        7.2809    Ordinary
                                                                                                      Shares

   Jan 5 2005    Credit Suisse First Boston           Sell (ASX)             140,000        7.2900    Ordinary
                                                                                                      Shares

   Jan 5 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.2900    Ordinary
                                                                                                      Shares

   Jan 6 2005    Credit Suisse First Boston           Buy (ASX)               75,709        7.2600    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 6 2005    Credit Suisse First Boston           Buy (ASX)              137,200        7.2340    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 6 2005    Credit Suisse First Boston           Sell (ASX)              19,255        7.2292    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 6 2005    Credit Suisse First Boston           Buy (ASX)               75,000        7.2267    Ordinary
                                                                                                      Shares

   Jan 6 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.2300    Ordinary
                                                                                                      Shares

   Jan 6 2005    Credit Suisse First Boston           Sell (ASX)              25,000        7.2500    Ordinary
                                                                                                      Shares

   Jan 7 2005    Credit Suisse First Boston           Buy (ASX)               85,065        7.2400    Ordinary
                 Australia Equities Limited                                                           Shares

   Jan 7 2005    Credit Suisse First Boston           Sell (ASX)                            7.2300    Ordinary
                 Australia Equities Limited                                      782                  Shares

   Jan 7 2005    Credit Suisse First Boston (Hong     Buy (ASX)               52,326        7.2500    Ordinary
                 Kong) Ltd                                                                            Shares

   Jan 7 2005    Credit Suisse First Boston           Buy (ASX)               70,000        7.2364    Ordinary
                                                                                                      Shares

   Jan 7 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.2400    Ordinary
                                                                                                      Shares

  Jan 10 2005    Credit Suisse First Boston           Sell (ASX)              18,389        7.2433    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 10 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.2500    Ordinary
                                                                                                      Shares

  Jan 10 2005    Credit Suisse First Boston           Sell (ASX)              20,000        7.2500    Ordinary
                                                                                                      Shares

  Jan 10 2005    Credit Suisse First Boston           Sell (ASX)             187,000        7.2413    Ordinary
                                                                                                      Shares

  Jan 11 2005    Credit Suisse First Boston           Sell (ASX)              12,240        7.2851    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 11 2005    Credit Suisse First Boston           Sell (ASX)              25,000        7.3300    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 11 2005    Credit Suisse First Boston           Sell (ASX)             600,000        7.2408    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 11 2005    Credit Suisse First Boston (Hong     Buy (ASX)                2,754        7.3200    Ordinary
                 Kong) Ltd                                                                            Shares

  Jan 11 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.3125    Ordinary
                                                                                                      Shares

  Jan 12 2005    Credit Suisse First Boston           Sell (ASX)             103,367        7.3060    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 12 2005    Credit Suisse First Boston           Buy (ASX)                             0.1550    Listed
                                                                                 239                  Option

  Jan 12 2005    Credit Suisse First Boston           Buy (ASX)                             0.0600    Listed
                                                                                  44                  Option

  Jan 12 2005    Credit Suisse First Boston           Buy (ASX)               25,000        7.2800    Ordinary
                                                                                                      Shares

  Jan 12 2005    Credit Suisse First Boston           Sell (ASX)              93,990        7.3187    Ordinary
                                                                                                      Shares

  Jan 13 2005    Credit Suisse First Boston           Buy (ASX)                1,537        7.3000    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 13 2005    Credit Suisse First Boston (Hong     Buy (ASX)                2,754        7.2600    Ordinary
                 Kong) Ltd                                                                            Shares

  Jan 13 2005    Credit Suisse First Boston           Buy (ASX)              125,000        7.2620    Ordinary
                                                                                                      Shares

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 300         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 700         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 300         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)               2,400         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,900         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,000         21.89    ADR

  Jan 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)               2,300         21.90    ADR

  Jan 14 2005    Credit Suisse First Boston           Buy (ASX)                2,721        7.2100    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 14 2005    Credit Suisse First Boston           Buy (ASX)               75,000        7.2193    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 14 2005    Credit Suisse First Boston           Sell (ASX)              34,678        7.2166    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 14 2005    Credit Suisse First Boston           Buy (ASX)               75,000        7.2167    Ordinary
                                                                                                      Shares

  Jan 17 2005    Credit Suisse First Boston           Buy (ASX)                9,167        7.2300    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 17 2005    Credit Suisse First Boston           Buy (ASX)               26,800        7.2181    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 17 2005    Credit Suisse First Boston           Buy (ASX)               35,000        7.2100    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 17 2005    Credit Suisse First Boston           Sell (ASX)               7,646        7.2100    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 17 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.2100    Ordinary
                                                                                                      Shares

  Jan 17 2005    Credit Suisse First Boston           Sell (ASX)              25,000        7.2400    Ordinary
                                                                                                      Shares

  Jan 18 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 600         21.90    ADR

  Jan 18 2005    Credit Suisse First Boston           Sell (ASX)             400,801        7.2077    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 18 2005    Credit Suisse First Boston LLC       Buy (NASDAQ)               100       21.9000    ADR

  Jan 18 2005    Credit Suisse First Boston           Buy (ASX)              105,000        7.2005    Ordinary
                                                                                                      Shares

  Jan 19 2005    Credit Suisse First Boston LLC       Sell (NYSE)              1,900         21.85    ADR

  Jan 19 2005    Credit Suisse First Boston           Buy (ASX)               12,789        7.1900    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 19 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.1705    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 19 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.1586    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)             177,603        7.1692    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.1600    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 19 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.1600    Ordinary
                                                                                                      Shares

  Jan 19 2005    Credit Suisse First Boston           Buy (ASX)              166,383        7.1749    Ordinary
                                                                                                      Shares

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)                  79        0.1000    Listed
                                                                                                      Option

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)                 200        0.0450    Listed
                                                                                                      Option

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)                 200        0.0450    Listed
                                                                                                      Option

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)             182,000        7.1854    Ordinary
                                                                                                      Shares

  Jan 19 2005    Credit Suisse First Boston           Sell (ASX)              65,000        7.2023    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Buy (ASX)              150,000        7.1500    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)               7,600        7.2156    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)             518,242        7.1596    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 20 2005    Credit Suisse First Boston           Buy (ASX)               20,325        6.8700    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Buy (ASX)               75,617        7.1600    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Buy (ASX)              145,494        7.1500    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.1800    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)                  20        0.7100    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.2850    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.2850    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)                  20        0.2850    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)               1,000        0.1600    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)                   2        1.9000    Listed
                                                                                                      Option

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)              27,733        7.1816    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)             150,000        7.1797    Ordinary
                                                                                                      Shares

  Jan 20 2005    Credit Suisse First Boston           Sell (ASX)             500,000        7.1421    Ordinary
                                                                                                      Shares

  Jan 21 2005    Credit Suisse First Boston           Buy (ASX)              151,546        7.2000    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 21 2005    Credit Suisse First Boston           Sell (ASX)              35,182        7.1901    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 21 2005    Credit Suisse First Boston           Sell (ASX)              50,871        7.1902    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 21 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.1960    Ordinary
                                                                                                      Shares

  Jan 21 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.1800    Ordinary
                                                                                                      Shares

  Jan 21 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.2000    Ordinary
                                                                                                      Shares

  Jan 24 2005    Credit Suisse First Boston           Sell (ASX)              12,208        7.1725    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 24 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.2050    Ordinary
                                                                                                      Shares

  Jan 25 2005    Credit Suisse First Boston           Buy (ASX)                   60        0.2100    Listed
                                                                                                      Option

  Jan 25 2005    Credit Suisse First Boston           Sell (ASX)                  60        0.0200    Listed
                                                                                                      Option

  Jan 25 2005    Credit Suisse First Boston           Sell (ASX)             105,000        7.1829    Ordinary
                                                                                                      Shares

  Jan 26 2005    Credit Suisse First Boston LLC       Sell (NYSE)                390         22.34    ADR

  Jan 26 2005    Credit Suisse First Boston LLC       Sell (NASDAQ)               10       22.3700    ADR

  Jan 27 2005    Credit Suisse First Boston LLC       Sell (NYSE)                300         22.18    ADR

  Jan 27 2005    Credit Suisse First Boston (Hong     Buy (ASX)               11,008        7.1600    Ordinary
                 Kong) Ltd                                                                            Shares

  Jan 27 2005    Credit Suisse First Boston           Buy (ASX)              600,000        7.1583    Ordinary
                                                                                                      Shares

  Jan 27 2005    Credit Suisse First Boston           Buy (ASX)              400,000        7.1650    Ordinary
                                                                                                      Shares

  Jan 27 2005    Credit Suisse First Boston           Sell (ASX)                 400        0.1700    Listed
                                                                                                      Option

  Jan 27 2005    Credit Suisse First Boston           Sell (ASX)                   1        0.1500    Listed
                                                                                                      Option

  Jan 27 2005    Credit Suisse First Boston           Sell (ASX)                   2        0.1500    Listed
                                                                                                      Option

  Jan 27 2005    Credit Suisse First Boston           Sell (ASX)                 200        0.0750    Listed
                                                                                                      Option

  Jan 27 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.1500    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston LLC       Sell (NYSE)                300         22.33    ADR

  Jan 28 2005    Credit Suisse First Boston LLC       Sell (NASDAQ)              100       22.3500    ADR

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)                  500        0.0800    Listed
                                                                                                      Option

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)               67,000        7.0000    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)              100,000        6.7500    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)            2,563,000        7.0000    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)               31,000        7.2500    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.2200    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.0000    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Buy (ASX)              903,000        7.0000    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Sell (ASX)              35,000        7.1357    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Sell (ASX)              10,000        6.7500    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Sell (ASX)           1,630,000        7.0000    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Sell (ASX)             171,774        7.2056    Ordinary
                                                                                                      Shares

  Jan 28 2005    Credit Suisse First Boston           Sell (ASX)             400,000        7.2050    Ordinary
                                                                                                      Shares

  Jan 31 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 700         22.29    ADR

  Jan 31 2005    Credit Suisse First Boston           Sell (ASX)              16,990        7.1231    Ordinary
                 Australia Equities Limited                                                           Shares

  Jan 31 2005    Credit Suisse First Boston           Buy (ASX)               17,788        7.1100    Ordinary
                                                                                                      Shares

  Jan 31 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.1600    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.1900    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)              15,366        7.2081    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.1250    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   20        0.1250    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.1250    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.1250    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.1300    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.1300    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                  100        0.1300    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                  100        0.1300    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                  100        0.1300    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.2000    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.2000    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)                  159        0.1150    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)               90,000        7.1644    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)              142,212        7.2056    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)               25,000        7.1700    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.1316    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)                 500        0.3758    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)                  15        0.0700    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)                  50        0.1000    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)                 236        0.1000    Listed
                                                                                                      Option

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)              70,000        7.2679    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)             325,000        7.2018    Ordinary
                                                                                                      Shares

   Feb 1 2005    Credit Suisse First Boston           Sell (ASX)             134,718        7.2629    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.5450    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.5717    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)               9,185        7.5449    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                    7        0.3900    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   24        0.1950    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   26        0.2000    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.2500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   24        0.2000    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.2100    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   20        0.6500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   25        0.6500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                    1        0.4000    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.4000    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                  350        0.2500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                  224        0.2600    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   25        0.2000    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)                   38       0.0600     Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)              420,000        7.5211    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.6100    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)              140,000        7.6436    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Buy (ASX)            1,200,000        7.4917    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                  20        0.7800    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                  20        0.8100    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                  20        0.8600    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                  16        0.5600    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                  14        0.2800    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                 150        0.2800    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                 150        0.2800    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                1,200       0.1400    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                 700        0.1400    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                   4        0.1500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                   7        0.1500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)                 100        0.1500    Listed
                                                                                                      Option

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.5800    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             575,000        7.5478    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.6100    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.2000    Ordinary
                                                                                                      Shares

   Feb 2 2005    Credit Suisse First Boston           Sell (ASX)             500,000        7.6000    Ordinary
                                                                                                      Shares

   Feb 3 2005    Credit Suisse First Boston LLC       Buy (NYSE)               4,700         23.41    ADR

   Feb 3 2005    Credit Suisse First Boston           Buy (ASX)              400,000        7.5550    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 3 2005    Credit Suisse First Boston           Buy (ASX)               10,000        7.5600    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 3 2005    Credit Suisse First Boston           Sell (ASX)             400,000        7.5400    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 3 2005    Credit Suisse First Boston           Sell (ASX)              21,316        7.5600    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 3 2005    Credit Suisse First Boston           Buy (ASX)                   14        0.2600    Listed
                                                                                                      Option

   Feb 3 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.5700    Ordinary
                                                                                                      Shares

   Feb 3 2005    Credit Suisse First Boston           Buy (ASX)              750,000        7.5500    Ordinary
                                                                                                      Shares

   Feb 3 2005    Credit Suisse First Boston           Sell (ASX)                  32        0.0700    Listed
                                                                                                      Option

   Feb 3 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.5850    Ordinary
                                                                                                      Shares

   Feb 3 2005    Credit Suisse First Boston           Sell (ASX)             718,976        7.5615    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,400         23.73    ADR

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.5700    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 4 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.5800    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 4 2005    Credit Suisse First Boston           Sell (ASX)               3,047        7.5900    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.1250    Listed
                                                                                                      Option

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)                   33        0.1250    Listed
                                                                                                      Option

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)                   41        0.1300    Listed
                                                                                                      Option

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.5850    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)              300,000        7.5630    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston           Buy (ASX)              595,671        7.5542    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston           Sell (ASX)             150,000        7.5900    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.5580    Ordinary
                                                                                                      Shares

   Feb 4 2005    Credit Suisse First Boston           Sell (ASX)             500,000        7.5800    Ordinary
                                                                                                      Shares

   Feb 7 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 500         23.43    ADR

   Feb 8 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 400         23.09    ADR

   Feb 8 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 200         23.05    ADR

   Feb 8 2005    Credit Suisse First Boston           Buy (ASX)              150,000        7.5333    Ordinary
                                                                                                      Shares

   Feb 8 2005    Credit Suisse First Boston           Sell (ASX)                            0.1500    Listed
                                                                                  36                  Option

   Feb 8 2005    Credit Suisse First Boston           Sell (ASX)                            0.1500    Listed
                                                                                  10                  Option

   Feb 8 2005    Credit Suisse First Boston           Sell (ASX)                            0.1550    Listed
                                                                                  10                  Option

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)             350,000        7.6394    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)              15,000        7.4700    Ordinary
                 Australia Equities Limited                                                           Shares

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)                  500        0.1150    Listed
                                                                                                      Option

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)              298,000        7.4617    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)              400,000        7.4613    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)              110,000        7.4600    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.5000    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.4800    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)                  50        0.5200    Listed
                                                                                                      Option

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)                  30        0.1050    Listed
                                                                                                      Option

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)                 100        0.0500    Listed
                                                                                                      Option

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)                  35        0.0700    Listed
                                                                                                      Option

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)              73,000        7.4737    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)             135,000        7.4518    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)             272,000        7.4874    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.4453    Ordinary
                                                                                                      Shares

   Feb 9 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.4700    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,500         23.59    ADR

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)            1,430,000        7.5200    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 10 2005    Credit Suisse First Boston           Sell (ASX)              12,184        7.4900    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)                   63        0.3150    Listed
                                                                                                      Option

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.4453    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)              150,000        7.4800    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.5083    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Buy (ASX)            1,500,000        7.4987    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Sell (ASX)               2,000        0.1040    Listed
                                                                                                      Option

  Feb 10 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.4876    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 10 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.4700    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston LLC       Buy (NYSE)               2,400         24.51    ADR

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)            6,843,319        7.4900    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)            1,617,000        7.4900    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)            1,000,000        7.6973    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)               6,084        7.7200    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   30        0.2100    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.2300    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   18        0.0900    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   21        0.0950    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   75        0.1000    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                  500        0.0900    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.2600    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                  250        0.1300    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)                  300        0.1350    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.6500    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)               54,000        7.6344    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Buy (ASX)            1,500,000        7.4987    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)                  50        0.2100    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)                 500        0.1400    Listed
                                                                                                      Option

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)             132,000        7.7100    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.6700    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)             600,000        7.6843    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.5083    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.6731    Ordinary
                                                                                                      Shares

  Feb 11 2005    Credit Suisse First Boston           Sell (ASX)           1,500,000        7.4987    Ordinary
                                                                                                      Shares

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.38    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.38    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.50    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                500         24.60    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                300         24.38    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.51    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         24.50    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.43    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                500         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                300         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                500         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)              4,500         24.40    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)              1,200         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                800         24.40    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                100         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         24.41    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                600         24.55    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)              1,500         24.50    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Sell (NYSE)                900         24.45    ADR

  Feb 14 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,700         24.34    ADR

  Feb 14 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.6400    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 14 2005    Credit Suisse First Boston           Buy (ASX)               35,000        7.6400    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)              26,892        7.6373    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)              35,300        7.7088    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 14 2005    Credit Suisse First Boston           Buy (ASX)              130,000        7.6585    Ordinary
                                                                                                      Shares

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)                  30        0.0700    Listed
                                                                                                      Option

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)                 114        0.1350    Listed
                                                                                                      Option

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)                 300        0.0650    Listed
                                                                                                      Option

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)              72,626        7.6810    Ordinary
                                                                                                      Shares

  Feb 14 2005    Credit Suisse First Boston           Sell (ASX)              67,559        7.6726    Ordinary
                                                                                                      Shares

  Feb 15 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 900         24.06    ADR

  Feb 15 2005    Credit Suisse First Boston LLC       Sell (NYSE)                900         24.25    ADR

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)            3,470,499        7.6500    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)            3,724,481        7.6500    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.6642    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)               40,000        7.6700    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 15 2005    Credit Suisse First Boston           Sell (ASX)              16,808        7.6582    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)                   41        0.2200    Listed
                                                                                                      Option

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)               30,000        7.6400    Ordinary
                                                                                                      Shares

  Feb 15 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.6600    Ordinary
                                                                                                      Shares

  Feb 15 2005    Credit Suisse First Boston           Sell (ASX)              60,000        7.7324    Ordinary
                                                                                                      Shares

  Feb 15 2005    Credit Suisse First Boston           Sell (ASX)             100,000        7.6650    Ordinary
                                                                                                      Shares

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.32    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.27    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.22    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.27    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.24    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.30    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.26    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.40    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         24.40    ADR

  Feb 16 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,100         24.33    ADR

  Feb 16 2005    Credit Suisse First Boston           Buy (ASX)            2,484,748        7.6600    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 16 2005    Credit Suisse First Boston           Buy (ASX)            1,000,000        7.6971    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 16 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.7000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 16 2005    Credit Suisse First Boston           Sell (ASX)              25,000        7.6900    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 16 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.6900    Ordinary
                                                                                                      Shares

  Feb 16 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.7000    Ordinary
                                                                                                      Shares

  Feb 17 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,300         24.26    ADR

  Feb 17 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.6546    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 17 2005    Credit Suisse First Boston           Buy (ASX)              482,400        7.6882    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 17 2005    Credit Suisse First Boston           Sell (ASX)               4,573        7.6467    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 17 2005    Credit Suisse First Boston           Sell (ASX)              17,600        7.7116    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 17 2005    Credit Suisse First Boston           Buy (ASX)               75,000        7.6467    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston LLC       Sell (NYSE)                200         24.70    ADR

  Feb 18 2005    Credit Suisse First Boston LLC       Sell (NYSE)                400         24.70    ADR

  Feb 18 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,100         24.69    ADR

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)              520,617        7.6845    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)              34,914        7.6870    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)              17,600        7.6661    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                  340        0.2000    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                   12        0.0200    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                   35        0.1450    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                   39        0.1500    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.1550    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)                   37        0.0900    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.7000    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.6900    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston           Buy (ASX)              160,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)                 340        0.4450    Listed
                                                                                                      Option

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)              35,000        7.7500    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)             150,000        7.7433    Ordinary
                                                                                                      Shares

  Feb 18 2005    Credit Suisse First Boston           Sell (ASX)             160,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.7575    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)            7,500,000        7.7500    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)              750,000        7.7600    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)              240,000        7.8000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)               9,144        7.7533    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.8000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                    7        0.4800    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                   20        0.2350    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                   20        0.2550    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                    9        0.0150    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                  400        0.7600    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                   92        0.1500    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)                  200        0.1723    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.7400    Ordinary
                                                                                                      Shares

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)                  85        0.2750    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)                 200        0.0673    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)                 500        0.4450    Listed
                                                                                                      Option

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)              27,000        7.7300    Ordinary
                                                                                                      Shares

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)             321,919        7.7696    Ordinary
                                                                                                      Shares

  Feb 21 2005    Credit Suisse First Boston           Sell (ASX)              75,000        7.8000    Ordinary
                                                                                                      Shares

  Feb 22 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,900         24.79    ADR

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                6,500        7.7400    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)              19,000        7.7700    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.2500    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                   75        0.4500    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                  300        0.1450    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                  554        0.1590    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                    2        0.0900    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                    5        0.0900    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                    9        0.0900    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.0850    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)               30,000        7.7700    Ordinary
                                                                                                      Shares

  Feb 22 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.7700    Ordinary
                                                                                                      Shares

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)                  75        0.5350    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)                  65        0.1550    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)                 100        0.1100    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)                  50        0.1000    Listed
                                                                                                      Option

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.1000    Listed
                                                                                                     Option

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)               5,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)             250,000        7.7660    Ordinary
                                                                                                      Shares

  Feb 22 2005    Credit Suisse First Boston           Sell (ASX)             150,000        7.7700    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,000         24.29    ADR

  Feb 23 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 300         24.37    ADR

  Feb 23 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 600         24.30    ADR

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.0000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.2500    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              105,000        7.5210    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              320,000        7.0000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.5000    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              24,184        7.5325    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)               6,046        7.4900    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              39,200        7.6960    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)           1,060,000        7.5180    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.0500    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)                    2        0.2000    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)                             0.0920    Listed
                                                                                 100                  Option

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               95,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               56,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               45,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.4900    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               45,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              400,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              148,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               10,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               25,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              159,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               50,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              270,000        7.7500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              124,000        5.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               11,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              125,000        7.5080    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              500,000        4.7500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               20,000        5.7500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               21,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               21,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               21,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               51,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               63,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              100,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)               24,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              239,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              491,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              250,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              340,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              200,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              210,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              500,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Buy (ASX)              310,000        5.7500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.1300    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  25        0.1400    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  88        0.1400    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.0700    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  10        0.0750    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)                  36        0.0750    Listed
                                                                                                      Option

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             100,000        6.8000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             101,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.4900    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             340,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              50,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              73,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             200,000        6.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             200,000        6.5000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)               5,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              20,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             138,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             325,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             115,000        5.7500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              65,000        7.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              63,000        5.2500    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)             114,312        7.5289    Ordinary
                                                                                                      Shares

  Feb 23 2005    Credit Suisse First Boston           Sell (ASX)              95,000        7.0000    Ordinary
                                                                                                      Shares

  Feb 24 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,000         23.84    ADR

  Feb 24 2005    Credit Suisse First Boston LLC       Buy (NYSE)                 100         23.84    ADR

  Feb 24 2005    Credit Suisse First Boston           Buy (ASX)               25,000        7.4600    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 24 2005    Credit Suisse First Boston           Buy (ASX)                  500       0.1900    Listed
                                                                                                      Option

  Feb 24 2005    Credit Suisse First Boston           Sell (ASX)             113,600        7.4845    Ordinary
                                                                                                      Shares

  Feb 24 2005    Credit Suisse First Boston           Sell (ASX)             200,000        7.4700    Ordinary
                                                                                                      Shares

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              2,200         24.40    ADR

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              4,000         24.41    ADR

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              1,000         24.40    ADR

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              2,200         24.45    ADR

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              3,200         24.40    ADR

  Feb 25 2005    Credit Suisse First Boston LLC       Sell (NYSE)              4,000         24.41    ADR

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)            1,500,000        7.5284    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)              17,600        7.6756    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)              15,000        7.5400    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   18        0.7000    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.3600    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   35        0.3600    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.6000    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.4150    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.2000    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   10        0.2550    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   83        0.1050    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   39        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   61        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   39        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   11        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   50        0.1400    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)                   94        0.0850    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Buy (ASX)               25,000        7.5683    Ordinary
                                                                                                      Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)                  55        0.0800    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)                  35        0.0800    Listed
                                                                                                      Option

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)                  57        0.0850    Listed
                                                                                                    Option

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)              84,000        7.5000    Ordinary
                                                                                                      Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)             125,000        7.5500    Ordinary
                                                                                                      Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)             125,000        7.5520    Ordinary
                                                                                                      Shares

  Feb 25 2005    Credit Suisse First Boston           Sell (ASX)              38,385        7.5500    Ordinary
                                                                                                      Shares

  Feb 28 2005    Credit Suisse First Boston LLC       Buy (NYSE)               1,000         24.10    ADR

  Feb 28 2005    Credit Suisse First Boston           Buy (ASX)            2,000,000        7.5300    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)               9,201        7.5833    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)               3,600        7.7476    Ordinary
                 Australia Equities Limited                                                           Shares

  Feb 28 2005    Credit Suisse First Boston           Buy (ASX)                    6        0.4200    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Buy (ASX)                   30        0.4250    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Buy (ASX)                    2        0.2400    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)                   8        0.2500    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)                  48        0.0600    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)                  50        0.0800    Listed
                                                                                                      Option

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)               3,600        7.7476    Ordinary
                                                                                                      Shares

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)              35,000        7.5800    Ordinary
                                                                                                      Shares

  Feb 28 2005    Credit Suisse First Boston           Sell (ASX)             125,000        7.5980    Ordinary
                                                                                                      Shares